Exhibit 10.9

FIRST AMENDMENT TO THE
TIER REIT, INC. 2015 EQUITY INCENTIVE PLAN

WHEREAS, TIER REIT, Inc. (the “Company”) maintains the TIER REIT 2015 Equity Incentive Plan (the “Plan”), which was previously adopted by the Board of Directors and the stockholders of the Company;

WHEREAS, Section 19 of the Plan provides that the Board of Directors of the Company may amend the Plan at any time, subject to certain conditions set forth therein; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company that the Plan permit the Company to satisfy any applicable tax withholding obligation by withholding shares of common stock of the company with a fair market value which may exceed the minimum required tax withholding obligation, and that the Plan be so amended.

NOW, THEREFORE:

1.    Tax Withholding. Section 16 of the Plan is hereby amended by deleting subsection (b) thereof in its entirety and replacing it with the following:

(b)    Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that to the extent necessary to avoid adverse accounting treatment, such share withholding shall not exceed the minimum required tax withholding obligation. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantee.

2.    Effective Date of Amendment. This Amendment to the Plan shall become effective upon the date that it is adopted by the Board of Directors of the Company.

3.    Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.

IN WITNESS WHEREOF, this Amendment to the Plan has been adopted by the Board of Directors of the Company this 23rd day of January, 2017.

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